NSCC SERVICE AGREEMENT
BY AND AMONG
QUASAR DISTRIBUTORS, LLC,
HATTERAS CAPITAL DISTRIBUTORS, LLC,
HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST
AND
HCIM TRUST

THIS AGREEMENT (“Agreement”) is made as of this 1st day of July 2015, by and among Hatteras Capital Distributors, LLC (“Hatteras”), Hatteras Alternative Mutual Funds Trust (“HAMFT”), HCIM Trust (“HCIMT” and, together with Hatteras and HAMFT, the “Company”), on behalf of each of their funds listed on Schedule A (the “Funds”), which may be amended from time to time, and Quasar Distributors, LLC, a Delaware limited liability company (“Quasar” and, together with the Company, the “Parties”).

WHEREAS, the Company desires that current and future shares of the Funds (“Shares”) be permitted to be traded through Fund/SERV and participate in the Networking System (“Networking”) and any other relevant programs or services offered by the National Securities Clearing Corporation (“NSCC”) now and in the future.

WHEREAS, Quasar is currently a member of the NSCC and, at the request of the Company, desires to assist it with expediting trading of the Shares through Fund/SERV and its participation in Networking.

WHEREAS, Quasar entered into NSCC services agreements with Hatteras and (i) HAMFT dated July 1, 2014 (the “HAMFT Agreement”) and (ii) HCIMT dated September 6, 2013 (the “HCIMT Agreement” and, together with the HAMFT Agreement, the “Old Agreements”).

WHEREAS, because the funds within HCIMT will merge into the HAMFT, and the HCIMT will then cease to exist, the Company wishes to terminate the Old Agreements and enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Procedures

(a)  NSCC Membership.  Quasar shall permit the Company’s trading through Fund/SERV and participation in Networking through Quasar’s NSCC membership, and such other programs and services as may be offered by NSCC as the Parties may mutually agree, subject to the terms and conditions herein.  Except as noted above, Quasar is not responsible or liable for any distribution activities on behalf of the Company.

(b)  No Distribution Services Provided.  Quasar shall in no way be deemed to act as a distributor or underwriter for the Company through its sponsorship of the Company.

(c)  Payment Guarantee to NSCC.  Upon the request of the Company and in reliance on the terms hereof, and in order to expedite the trading of the Shares through NSCC and participation in Networking and any other relevant programs and services offered by NSCC as agreed to by the Parties, Quasar has (i) agreed to guarantee the payment to NSCC of any and all fees and charges imposed by NSCC from time to time relating to the Company’s transactions with NSCC, and (ii) assumed responsibility with respect to NSCC for all transactions in and all obligations and liabilities relating to the Company’s clearing number and participation in Networking.

(d)  Term of Agreement; Termination.  This Agreement shall be effective as of the date hereof and shall continue in effect until terminated by any Party at any time upon 90 days prior written notice.  Notice(s) shall be sent to the respective address of each Party listed below.

2.	Representations and Duties of the Company.

(a)  Representations.  The Company represents and warrants that:

(i)  it is duly organized and in good standing under the applicable laws and regulations of the jurisdiction(s) in which it was formed (“Applicable Law”) and will at all times act in material conformity with Applicable Law, its management regulations, and its prospectus (as may be amended from time to time, the “Prospectus”);

(ii)  this Agreement has been duly authorized by all necessary action and is thus binding upon it; and

(iii)  all Shares are validly authorized and issued in accordance with the description in the Prospectus.

(b)  Duties.  The Company shall:

(i)  file such reports and other documents as may be required under Applicable Law;

(ii)  promptly advise Quasar if sales of Shares are ever suspended; and

(iii)  so long as this Agreement is effective, continue to use (i) U.S. Bancorp Fund Services, LLC as its transfer agent and (ii) U.S. Bank, N.A. as its settlement bank.

3.  Payment of Charges, Expenses, Obligations; Liability

(a)         Fees and Expenses.  As compensation for the services performed and the expenses assumed by Quasar under this Agreement, the Company shall pay Quasar the fees and expenses set forth in Schedule B, which are payable promptly after receipt of invoice.

(b)         Company Indemnity.  The Company shall indemnify, defend and hold harmless Quasar and its affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities (“Losses,” including the costs of investigating or defending any alleged Losses) which Quasar or its affiliates may sustain or incur or which may be asserted against Quasar or its affiliates by any person arising out of, resulting from, or in conjunction with Quasar’s participation in Fund/SERV, Networking, and any other relevant programs or services offered by the NSCC, now and in the future, on behalf of the Company.

(c)         Quasar Indemnity.  Quasar shall indemnify and hold harmless the Company and its affiliates from and against any and all Losses resulting from any acts or failures to act undertaken or omitted to be taken by Quasar through its bad faith, willful misconduct, negligence or reckless disregard by it of its duties and obligations hereunder.

(d)         Cooperation.  The Company shall take all such actions as may reasonably be requested by Quasar to implement the understandings described herein with respect to Quasar’s activities with NSCC on behalf of the Company.

4.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

5.  Anti-Money Laundering Program.  The Company represents and warrants that it has adopted an anti-money laundering program that complies with all Applicable Law implementing the rules and standards set out by the Financial Action Task Force group of countries, more commonly known as FATF.

           6.  Complete Agreement.  The Parties agree that this Agreement supersedes and replaces the Old Agreements.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their officers designated as of the day and year first above written.

Quasar Distributors, LLC	Hatteras Capital Distributors, LLC

By: /s/James Schoenike	By: /s/ Lance Baker
James Schoenike, President	Lance Baker, CFO
615 East Michigan Street	6601 Six Forks Road, Suite 340
Milwaukee, WI 53202	Raleigh, NC 27615

Hatteras Alternative Mutual Funds Trust	HCIM Trust

By: /s/ Lance Baker	By: /s/ Lance Baker
Lance Baker, Treasurer	Lance Baker, Treasurer
6601 Six Forks Road, Suite 340	6601 Six Forks Road, Suite 340
Raleigh, NC 27615	Raleigh, NC 27615

Schedule A
to the
NSCC SERVICE AGREEMENT
BY AND BETWEEN
QUASAR DISTRIBUTORS, LLC,
HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST
AND
HCIM Trust

At the time of signature of this Agreement, the following Funds are covered hereunder:

Hatteras Market Neutral Fund
Hatteras Disciplined Equity Opportunity Fund
Hatteras Alpha Hedged Strategies Fund
Hatteras Long/Short Equity Fund
Hatteras Long/Short Debt Fund
Hatteras Hedged Strategies Fund
Hatteras Managed Futures Strategies Fund

Schedule B

NSCC Membership and Sponsorship Services
▪	$[ ] per NSCC participant number per year (includes up to 10 funds) payable monthly in advance
▪	Above 10 funds negotiated separately

Plus Out of Pocket Expenses
Including, but not limited to NSCC fees, wire transfer and bank fees, line charge, mailing or courier costs, etc.